UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  January 12, 2012

SCHOOL SPECIALTY, INC.

(Exact name of registrant as specified in its charter)

Wisconsin	000-24385	39-0971239
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

W6316 Design Drive Greenville, Wisconsin 54942
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code:  (920) 734-5712

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 12, 2012, Michael P. Lavelle was appointed President and Chief Executive Officer of School Specialty, Inc. (the “Company”) by the Company’s Board of Directors (the “Board”).  Mr. Lavelle replaced David J. Vander Zanden, who previously announced in the Spring of 2011 his intention to retire.  Mr. Vander Zanden will remain a member of the Board.

Prior to joining the Company, Mr. Lavelle, 42, served as President, Senior Vice President, and Vice President of several divisions of Houghton Mifflin Harcourt, a company specializing in educational products, reference works and literature, from 2001 to 2011.  Prior to joining Houghton Mifflin Harcourt, Mr. Lavelle served as Chief Financial Officer of John Zink Company, a portfolio company of Koch Industries, a privately held company specializing in manufacturing, trading and investments, from 1997 to 2000, and as Chief Financial Officer of Marcegaglia USA, a carbon and stainless steel manufacturer, from 1994 to 1997.

The Board has also appointed Mr. Lavelle to the Board as a Class I director effective January 12, 2012.  In accordance with the Company’s articles of incorporation, Mr. Lavelle will serve as a Class I director until the 2012 annual meeting of the shareholders of the Company, at which meeting he will stand for election to serve for the balance of the term of a Class I director of the Company.

There are no family relationships between Mr. Lavelle and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In connection with the foregoing, the Company entered into an employment agreement (the “Employment Agreement”) with Mr. Lavelle on January 12, 2012, which provides that Mr. Lavelle will serve as President and Chief Executive Officer of the Company until June 30, 2015.  The terms of Mr. Lavelle’s employment under the Employment Agreement include:

•

an annual base salary of $625,000;

•

eligibility for participation in annual incentive bonus, long-term incentive compensation, retirement and welfare benefit plans offered by the Company to its senior executives;

•

rights and obligations of the Company and Mr. Lavelle upon a voluntary or involuntary termination of the Mr. Lavelle’s employment, as specified in the Employment Agreement, including any termination following a Change in Control of the Company (as defined in the Employment Agreement);

•

obligations of Mr. Lavelle to comply with confidentiality, non-competition and non-solicitation restrictions during the term of his employment and for a specified period of time thereafter;

•

the grant of an inducement option (the “Inducement Option”) to purchase 75,000 shares of the Company’s common stock at an exercise price equal to the closing stock price on the first day of Mr. Lavelle’s employment, one-third of which will become exercisable on the date that Mr. Lavelle purchases a number of shares of Company Common Stock with an aggregate purchase price of at least $400,000 (the “Purchase Date”), and another one-third of which will become exercisable on each of the first and second anniversaries of the Purchase Date;

•

the grant of an option (the “Plan Option”) under the Company’s 2008 Equity Incentive Plan to purchase 250,000 shares of the Company’s common stock at an exercise price equal to the closing stock price on the first day of Mr. Lavelle’s employment, one-fourth of which vests on the date the Average Trading Price (as defined in the Plan Option) equals or exceeds $5.00, and another one-fourth of which will vest on each of the dates the Average Trading Price equals or exceeds $10.00, $15.00 and $20.00, provided, however that the Plan Option may not be exercised with respect to more than one-third of the shares subject to the Plan Option on each of the first three anniversaries of the date of grant; and

•

a grant under the Company’s 2008 Equity Incentive Plan of 75,000 shares of the restricted stock of the Company (the “Restricted Stock”), one-third of which will vest on the Purchase Date, and another one-third of which will vest on each of the first and second anniversaries of the Purchase Date.

The foregoing descriptions of the Employment Agreement and the agreements between the Company and Mr. Lavelle relating to the Inducement Option, the Plan Option and the Restricted Stock, each dated as of January 12, 2012, do not purport to be complete and are qualified in their entirety by reference to such agreements, which are attached hereto as Exhibits 10.1, 10.2, 10.3 and 10.4, respectively, and incorporated herein by reference.

Item 7.01.

Regulation FD Disclosure.

On January 12, 2012, the Company issued a press release (the “Press Release”) announcing the management changes set forth in Item 5.02 of this Form 8-K.  A copy of the Company’s Press Release is furnished with this Form 8-K and attached hereto as Exhibit 99.1.

Item 9.01.

Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Employment Agreement between the Company and Mr. Lavelle dated as of January 12, 2012.

10.2	Stock Option Agreement (Inducement Option) between the Company and Mr. Lavelle dated as of January 12, 2012.

10.3	Stock Option Agreement (Plan Option) between the Company and Mr. Lavelle dated as of January 12, 2012.

10.4	Restricted Stock Agreement between the Company and Mr. Lavelle dated as of January 12, 2012.

99.1	Press Release of School Specialty, Inc., dated as of January 12, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCHOOL SPECIALTY, INC.

Dated: January 12, 2012	By: /s/David N. Vander Ploeg
David N. Vander Ploeg Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Document Description

10.1	Employment Agreement between the Company and Mr. Lavelle dated as of January 12, 2012.

10.2	Stock Option Agreement (Inducement Option) between the Company and Mr. Lavelle dated as of January 12, 2012.

10.3	Stock Option Agreement (Plan Option) between the Company and Mr. Lavelle dated as of January 12, 2012.

10.4	Restricted Stock Agreement between the Company and Mr. Lavelle dated as of January 12, 2012.

99.1	Press Release of School Specialty, Inc., dated as of January 12, 2012.